Exhibit 10.11
SUBLEASE
SUBLEASE (“Sublease”) dated as of the 12th day of October, 2018 (the “Effective Date”), between PALANTIR TECHNOLOGIES INC., a Delaware corporation having an office at 100 Hamilton Avenue, Suite 300, Palo Alto, CA 94301 (“Sublandlord”), and WEALTHFRONT CORPORATION, a Delaware corporation, having an office at 900 Middlefield Road, Redwood City, California 94063 (“Subtenant”).
1.    DEMISE AND TERM CONDITIONS OF SUBLEASE.
(a)    Sublandlord hereby leases to Subtenant, and Subtenant hereby hires from Sublandlord, the entire premises leased by Sublandlord under the Prime Lease (as defined in Section 2 hereof) (collectively, the “Subleased Premises”) in the building located at 261-267 Hamilton Avenue, Palo Alto, CA (the “Building”), consisting of approximately 36,700 rentable square feet as described therein. The term of this Sublease (the “Term”) shall commence (the “Commencement Date”) on the later to occur of (i) January 1, 2019, and (ii) the Consent Date (i.e., the date on which the Sublandlord has received the Consent of the Prime Landlord as defined in Section 27 hereof to this Sublease) and shall end on June 29, 2028, with no right to extend (subject to the terms of Section 14) hereof, “Expiration Date”). Capitalized terms used and not defined herein shall have the meaning given in the Prime Lease.
(b)    Subtenant waives the right to recover any damages which may result from Sublandlord’s failure to timely deliver possession of the Subleased Premises. If Sublandlord shall be unable to timely deliver possession of the Subleased Premises in the manner required hereunder and provided Subtenant is not responsible for such inability to give possession, the Commencement Date hereunder shall not occur until Sublandlord shall be able to so deliver possession of the Subleased Premises to Subtenant, and no such failure to timely deliver possession shall in any way affect the validity of this Sublease or the obligations of Subtenant hereunder or give rise to any claim for damages by Subtenant or claim for rescission of this Sublease, nor shall the same in any way be construed to extend the Term. The parties agree that this Section 1(b) constitutes an express provision as to the time at which Sublandlord shall deliver possession of the Subleased Premises to Subtenant, and Subtenant hereby waives any rights to rescind this Sublease which Subtenant might otherwise have pursuant to any applicable laws.
(c)    Upon determination of the Commencement Date, Sublandlord and Subtenant, at the request of either party, shall enter into an agreement confirming such date, but the failure of either party to do so shall not affect the rights or obligations of the parties under this Sublease.
2.    SUBORDINATE TO PRIME LEASE.
(a)    This Sublease is subject and subordinate to (a) that certain Lease, dated as of June 12, 2015, by and between HAMILTON RAMONA PARTNERS, LLC, having an address c/o Ventana Property Services, Inc., 975 High Street, Palo Alto, CA 94301 (together with its successors and assigns, the “Prime Landlord”), as landlord, and Sublandlord, as tenant, as amended by that certain Amendment to Lease, dated December 1, 2015 and all documents ancillary thereto (collectively, the “Prime Lease”), (b) the Consent, and (c) the matters to which the Prime Lease is or shall be subject and subordinate.
(b)    Subtenant’s use of the Subleased Premises is expressly limited to the Acceptable Uses defined in the Prime Lease and is expressly subject to all of the limitations and restrictions set forth in the Prime Lease.
(c)    The parties hereto acknowledge and agree that no rent, additional rent, key money, bonus money, or other consideration is payable in connection with this Sublease, or for any assets, fixtures, inventory, equipment, or furniture, in excess of the Base Rent and Additional Rent payable by Sublandlord under the Lease. For the avoidance of doubt, the parties further represent that no furniture, fixtures, or equipment is being assigned, transferred, or conveyed by Sublandlord to Subtenant under this Sublease or otherwise.
3.    INCORPORATION BY REFERENCE.
(a)    The terms, covenants and conditions of the Prime Lease are incorporated herein by reference so that, except as set forth in Paragraph (b) of this Section 3, and except to the extent that such incorporated provisions are inapplicable to or modified by the provisions of this Sublease, all of the terms, covenants and conditions of the Prime Lease that bind or inure to the benefit of the landlord thereunder shall, in respect to this Sublease, bind or inure to the benefit of Sublandlord, and all of the terms, covenants and conditions of the Prime Lease that bind or inure to the benefit of the tenant thereunder shall, in respect of this Sublease, bind or inure to the benefit of Subtenant, with the same force and effect as if such incorporated terms, covenants and conditions were completely set forth in this Sublease, and as if the words “Landlord,” “Owner” or “Lessor” and “Tenant” or “Lessee” or words of similar import, wherever the same appear in the Prime Lease, were construed to mean, respectively, “Sublandlord” and “Subtenant” in this Sublease, and as if the words “premises,” “leased premises” and “Demised Premises” or words of similar import, wherever the same appear in the Prime Lease, were construed to mean “Subleased Premises” in this Sublease, and as if the word “Lease” or words of similar import, wherever the same appear in the Prime Lease, were construed to mean this “Sublease.” Notwithstanding the foregoing, the time limits contained in the Prime Lease for the giving of notices, making of demands or performing of any act, condition or covenant on the part of the tenant thereunder, or for the exercise by the tenant thereunder of any right or remedy, are changed for the purposes of incorporation herein by reference by shortening the same in each instance by five (5) days, so that in each instance Subtenant shall have five (5) days less time to observe or perform hereunder than Sublandlord has as the tenant under the Prime Lease, unless such period is (5) or fewer days, in which instance Subtenant shall have one (1) business day less time to observe or perform hereunder than Sublandlord has as the tenant thereunder. For purposes of the provisions of the Prime Lease incorporated herein by reference, the term ‘‘Palantir” in Section 24.3 shall be revised to read “Wealthfront Corporation”.

(b)    The following provisions of the Prime Lease shall not be incorporated herein by reference and shall not apply to this Sublease:
(i)Section 5 of Terms of Lease (Address of Tenant)
(ii)Section 7.1 of Terms of Lease (Lease Term)
(iii)Section 7.2 of Terms of Lease (Commencement Date)
(iv)Section 13 of Terms of Lease (Brokers)
(v)Article 2 (Lease Term)
(vi)Article 3 (Base Rent)
(vii)The second paragraph of Article 18 (Subordination)
(viii)That portion of subsection (A) of the second paragraph of Article 22 referring to government information and all references to “SCIF” contained in Article 22 (Entry by Landlord)
(ix)Section 26.19 (Notices) (with respect only to the addresses set forth in Section 3 and 5 of the Summary, with the intent that the addresses provided herein shall be applicable instead), Section 26.4 (the second paragraph, subject to Section 28 hereof), and references to Landlord in the first sentence of Section 26.14 shall mean Prime Landlord only
(x)Section 26.25 (Brokers)
(xi)Article 27 (Operating Lease Requirements)
(xii)Exhibit B (Work Letter) (other than with respect to the removal and restoration obligations therein upon the surrender of the premises)
(xiii)Exhibit B-1 (Final Warm Shell Plans and Lower Floor Initial TI Plans)
(xiv)Exhibit B-3 (Additional Items)
(xv)Exhibit E (Option to Extend)
Notwithstanding any provision of the Prime Lease or this Sublease to the contrary, it is the agreement of the parties hereto that under no circumstances shall Subtenant have the right to exercise any right of renewal, right of expansion, right of first offer, or other similar right granted under the Prime Lease nor to occupy space leased by Sublandlord pursuant to any such right

(assuming such right has not already been exercised at the lime Sublandlord requests consent to this Sublease)) except to the extent expressly set forth in Section 32 hereof.
4.    PERFORMANCE BY SUBLANDLORD. Any obligation of Sublandlord that is contained in this Sublease by incorporating the provisions of the Prime Lease may be observed or performed by Sublandlord using commercially reasonable efforts (including by exercising its audit rights against Prime Landlord under the Prime Lease, and, if requested by Subtenant following a default by Prime Landlord beyond applicable notice and cure periods under the Prime Lease, either, at Sublandlord’s election, commencing or assigning the right to Subtenant to commence legal proceedings against Prime Landlord so long as Subtenant indemnifies, defends, and holds Sublandlord harmless from and against any claims, costs, damages, liabilities, and expenses (including, without limitation, attorneys’ fees and costs), arising out of or in connection with such legal proceedings provided it shall be a condition of any obligation of Sublandlord to commence such proceedings or assign such claim, as Sublandlord may elect, that Subtenant first post a surety bond or letter of credit in a commercially reasonable amount, determined in good faith, to cover such potential liability), after notice from Subtenant, to cause the Prime Landlord to observe and/or perform the same, and Sublandlord shall have a reasonable period of time to enforce its rights to cause such observance or performance. Sublandlord shall not be required to perform any obligation of the Prime Landlord under the Prime Lease, and Sublandlord shall have no liability to Subtenant for the failure of the Prime Landlord to perform any obligation under the Prime Lease, except for Sublandlord’s failure to use such commercially reasonable efforts or otherwise to comply with the requirements of the first sentence of this paragraph. Subtenant shall not in any event have any rights in respect of the Subleased Premises greater than Sublandlord’s rights under the Prime Lease. Other than to the extent arising from an act by Sublandlord or, if Sublandlord has an affirmative duty or obligation to act (other than such an obligation that is contained in this Sublease by incorporating the provisions of the Prime Lease), a failure by Sublandlord to act, any right of Subtenant incorporated herein by reference shall be contingent on Sublandlord being entitled to the corresponding right under the Prime Lease, provided that Sublandlord shall use commercially reasonable efforts to exercise the corresponding right under the Prime Lease after notice from Subtenant regarding the same. Sublandlord shall not be responsible for any failure or interruption, for any reason whatsoever, of the services or facilities that are appurtenant to, or supplied at or to, the Subleased Premises, including, without limitation, electricity, gas, heat, ventilation, air conditioning, water, elevator service and cleaning service, if any. Except as expressly provided in Section 6.4 of the Prime Lease with respect to a Service Failure (as defined therein) as incorporated herein by reference (subject to the limitations set forth in this Section 4), no failure to furnish, or interruption of, any such services or facilities shall give rise to any (a) abatement or reduction of Subtenant’s obligations under this Sublease, (b) constructive eviction, whether in whole or in part, or (c) liability on the part of Sublandlord.
5.    NO BREACH OF PRIME LEASE. Subtenant shall not do or permit to be done any act or thing that will constitute a breach or violation of any term, covenant or condition of the Prime Lease by the tenant thereunder, whether or not such act or thing is permitted under the provisions of this Sublease.

6.    NO PRIVITY OF ESTATE. Nothing contained in this Sublease shall be construed to create privity of estate or of contract between Subtenant and the Prime Landlord.
7.    INSURANCE. Supplementing the terms of the Prime Lease as incorporated herein by reference, Subtenant shall (a) maintain all insurance that Sublandlord is required to maintain under the Prime Lease (including, without limitation, any increases in the amount of insurance as and when required by the Prime Landlord in accordance with of the Prime Lease), naming Sublandlord, the Prime Landlord and any other parties required by the Prime Lease as additional insureds or loss payees, as applicable, (b) deliver to Sublandlord (i) on or prior to the Commencement Date, appropriate certificates of such insurance, including copies of endorsements or clauses in the applicable insurance policies that evidence waivers of subrogation and naming of additional insureds and (ii) evidence of each renewal or replacement of a policy prior to the expiration of such policy.
8.    TRANSFER TAXES. In the event Transfer Taxes (as defined below) are due in connection with this Sublease, Sublandlord and Subtenant shall execute and deliver, concurrently with the execution and delivery hereof, any state or local transfer tax returns that are required in connection with the transaction contemplated hereby. Subtenant shall arrange (with Sublandlord timely executing any required forms or submissions) for the filing of such transfer tax returns with the appropriate governmental authority on the Effective Date (and Subtenant’s aforesaid obligation to so file such transfer tax returns shall survive the Effective Date); provided, however, that simultaneously with such filing Subtenant shall pay directly to the taxing authority 100% of any governmental or quasi-governmental taxes, fees, or other assessments or charges due in connection with the transactions contemplated hereby (if any), as a condition to their effectiveness (the “Transfer Taxes”). The failure of Subtenant to timely make the Transfer Taxes payment shall permit Sublandlord, at Sublandlord’s option, to terminate this Sublease if such Transfer Taxes shall remain unpaid for more than two (2) business days following written notice of Sublandlord’s intention to so terminate, with Subtenant to be solely responsible for any taxes, fees, or other assessments or charges due, as well as any costs incurred, under the Lease or hereunder as a result of any such termination. Sublandlord and Subtenant shall jointly and severally indemnify Landlord against, and defend and hold Landlord harmless from and against, any and all liabilities, losses, claims, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements and reasonable attorneys’ fees and disbursements incurred in establishing liability under this Section and in collecting amounts payable hereunder) arising from a breach of this Section. Subtenant and Sublandlord shall each indemnify the other against, and defend and hold the other harmless from and against, any and all liabilities, losses, claims, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements and reasonable attorneys’ fees and disbursements incurred in establishing liability under this Section and in collecting amounts payable hereunder) arising from a breach of such party’s obligations under this Section.
9.    RENT.
(a)    Subtenant shall pay to Sublandlord annual fixed rent (the “Base Rent”) in advance and in equal monthly installments, commencing on the Commencement Date (subject to the abatement provided in subpart 9(d)) calculated on a per-floor basis for each floor of the Building included within the Subleased Premises, in accordance with the First Year Base Rent Schedule set forth below. Commencing on the first day of the first month falling twelve (12) months after the Commencement Date (the “First Rent Adjustment Date”), and on each subsequent anniversary of the First Rent Adjustment Date during the Term of this Sublease, Base Rent (calculated on a per-floor basis for each floor of the Building included within the Premises) shall be increased by three and one-quarter percent (3.25%) in accordance with the Lease Base Rent Schedule set forth below.
First Year Base Rent Schedule:

Floor	RSF	Monthly Rent Per Rentable Sq. Ft.	Total Monthly Rent

First Floor	4,500	$9.37714	$42,197.13
Second Floor*	7,000	$9.37714	$65,639.99
Third Floor	7,100	$9.37714	$66,577.70
Fourth Floor	7,400	$9.37714	$69,390.85
Basement	9,200	$2.64938	$24,374.30
Roof Deck	1,500	$6.01327	$9,019.90
TOTAL Monthly Base Rent (First Year):			$277,199.87
*Excluding the Roof Deck.
Lease Base Rent Schedule:
The schedule below is calculated on a floor-by-floor basis using the First Year Base Rent Schedule above, with annual 3.25% increases.

Portion of Term	Monthly Base Rent	Annual Base Rent
Commencement Date 12/31/19	$277,199.87	$3,326,398.41
1/1/20-12/31/20	$286,132.20	$3,434,186.39
1/1/21-12/31/21	$295,455.39	$3,545,464.69
1/1/22-12/31/22	$305,028.85	$3,660,346.22
1/1/23-12/31/23	$314,912.30	$3,778,947.56

1/1/24-12/31/24	$325,115.75	$3,901,389.05
1/1/25-12/31/25	$335,649.58	$4,027,794.91
1/1/26-12/31/26	$346,524.45	$4,158,293.39
1/1/27-12/31/27	$357,751.41	$4,293,016.88
1/1/28-6/29/28	$369,341.84	$4,432,102.03
(b)    The first full monthly installment of Base Rent shall be payable on the execution of this Sublease. Subsequent installments of Base Rent shall be paid in advance in equal monthly installments on the first day of each month of the Term. If the Rent Commencement Date (as hereinafter defined) shall not be the first day of a month, Base Rent shall be prorated on a per diem basis, and any excess amount paid on the execution of this Sublease shall be credited to Base Rent for the second calendar month after the month in which occurs the Rent Commencement Date. The installment of Base Rent for the calendar month in which the Expiration Date occurs shall be prorated on a per diem basis if the Expiration Date does not occur on the last day of the month.
(c)    Base Rent and all other amounts (including, without limitation, any Tax Expenses, Operating Expenses, and Utilities, as such terms are defined in the Prime Lease) (“Additional Rent”; together with the Base Rent, the “Rent”) payable to Sublandlord under the provisions of this Sublease shall be paid promptly when due, without notice or demand therefor, and without deduction, abatement, counterclaim or setoff, except as provided in subpart (d) below. Notwithstanding anything to the contrary contained in the Prime Lease, Base Rent and Additional Rent shall be paid to Sublandlord in lawful money of the United States by wire transfer to such account of Sublandlord as shall be designated by Sublandlord from time to time upon at least fifteen (15) days’ prior written notice to Subtenant. As of the date hereof, the wire instructions are set forth on Exhibit A attached hereto. No payment by Subtenant or receipt by Sublandlord of any lesser amount than the amount stipulated to be paid hereunder shall be deemed other than on account of the earliest stipulated Base Rent or Additional Rent; nor shall any endorsement or statement on any check or letter be deemed an accord and satisfaction, and Sublandlord may accept any check or payment without prejudice to Sublandlord’s right to recover the balance due or to pursue any other remedy available to Sublandlord. Any provisions in the Prime Lease incorporated herein by reference (whether capitalized or lower case) referring to “Base Rent,” “annual rent,” “base rent,” “rent,” “additional rent,” “escalations,” “payments” or “charges” or words of similar import shall be deemed to refer to Base Rent and Additional Rent due under this Sublease.
(d)    Notwithstanding anything to the contrary contained herein, so long as Subtenant shall not be in monetary or material non-monetary default beyond any applicable notice and cure period hereunder, (i) Base Rent then payable by Subtenant hereunder shall be abated for the period from the Commencement Date to and including August 31, 2019 and (ii) Additional Rent then payable by Subtenant shall be abated for the period from the Commencement Date to and including May 31, 2019, with the intent that during the period from June 1, 2019 to and including August 31, 2019, only Additional Rent shall be payable by Subtenant hereunder. The parties agree that the “Rent Commencement Date” shall be deemed to be September 1, 2019. Landlord and Tenant acknowledge that the foregoing Base Rent Schedule is based on the assumption that the Commencement Date is January 1, 2019 (“Estimated Commencement Date”). If the Commencement Date has not occurred due to Landlord’s Consent not having been obtained by the Estimated Commencement Date and provided (x) any such delay is not due to Subtenant’s acts or omissions and (y) Subtenant has executed and unconditionally (other than with respect to the Landlord’s Consent) delivered this Sublease no later than October 12, 2018, then (i) the Base Rent Schedule above shall be adjusted on a per diem basis to reflect the actual Commencement Date and (ii) the Rent Commencement Date and the effective date of any increases in the Base Rent and any rent abatement periods shall be adjusted consistently to reflect the adjustment of the actual Commencement Date as provided above. Subtenant acknowledges and agrees, however, that if this Sublease shall terminate due to a default by Subtenant hereunder or if this Sublease shall be rejected in the case of a bankruptcy, any Base Rent and Additional Rent so abated shall be immediately due and payable and any future abatement shall be null and void and of no further force and effect.
(e)    For the avoidance of doubt, the parties understand and agree that the obligation to pay Rent hereunder by Subtenant is absolute and intended to be of an entirely pass-through nature such that Sublandlord shall have no liability or responsibility for any such sums due under the Prime Lease from and after the Rent Commencement Date. Accordingly, Subtenant shall be solely responsible for and pay as additional rent under this Sublease upon demand all Additional Rent and other charges incurred or due as a result of (i) a breach of this Sublease by Subtenant, (ii) any demand by Subtenant for any services, and (iii) any costs or charges incurred as a result of Subtenant’s use and occupancy of the Subleased Premises (including, without limitation, above-standard electricity consumption or other a/c charges or restoration costs as a result of Subtenant’s occupancy).
10.    UTILITIES. If Subtenant requires any utilities and services that are not provided by the Prime Landlord under the Prime Lease (or Subtenant is otherwise required to obtain such services pursuant to the terms of the Prime Lease, as incorporated herein by reference), subject to the terms and conditions of the Prime Lease, Subtenant shall make all arrangements therefor directly with the utility or service provider and pay all costs thereof, obtaining the release of Sublandlord from any liability or obligation therefor.
11.    USE.
Subtenant shall use and occupy the Subleased Premises only for the Acceptable Uses as such terms are defined and otherwise in accordance with the Prime Lease, and for no other purpose unless expressly agreed to in writing by Prime Landlord and Sublandlord and expressly provided Sublandlord shall have no obligation or liability as a result thereof (whether for restoration expenses or otherwise). Subtenant shall not violate the prohibitions on use contained in the Prime Lease. No representation or warranty is made by Sublandlord, and nothing contained in this paragraph or elsewhere in this Sublease, shall be deemed to be a representation or warranty by Sublandlord that the Subleased Premises may be lawfully used for Subtenant’s intended purposes; and Sublandlord shall have no liability whatsoever to Subtenant if such use is not permitted by the present certificate of occupancy or any applicable zoning or other law or ordinance. Subtenant shall comply with (a) the Prime Lease, (b) any certificate of occupancy relating to the Subleased Premises, (c) all present and future laws, statutes, ordinances, orders, rules, regulations and requirements of all federal, state and municipal governments asserting jurisdiction over the Subleased Premises and (d) all requirements applicable to the Subleased Premises of the board of fire underwriters and/or the fire insurance rating or similar organization performing the same or similar function.
12.    WARRANTY PERIOD: CONDITION OF SUBLEASED PREMISES.
(a)    On the Commencement Date, Sublandlord shall deliver the Subleased Premises to Subtenant vacant and broom clean and in its “as is” condition but subject to the following:
(i)    Sublandlord shall provide Subtenant with reasonable access to the Subleased Premises for a forty-five (45) day period (the “Warranty Period”) commencing on the Consent Date to undertake non-invasive inspections of any Building systems, including any Building systems installed or modified by or on behalf of Sublandlord or otherwise at Sublandlord’s request as part of Sublandlord’s Tenant Improvements (the “Sublandlord TI”), subject to Prime Landlord’s rights under the Prime Lease, provided (x) if such Warranty Period occurs prior to the Commencement Date, Subtenant shall reimburse Sublandlord for, and indemnify, defend, and hold Sublandlord harmless from and against, any and all losses, damages, liabilities, claims, costs and expenses (including, without limitation, reasonable attorneys’ fees) in connection with any such access, excluding valid Claims (as hereinafter defined) (which obligation shall survive termination) and (y) if the Warranty Period overlaps with the Commencement Date, the term of the Warranty Period shall continue during the Term until the end of such forty-five (45) day period.
(ii)    Sublandlord hereby warranties for the benefit of Subtenant that any Sublandlord TI shall be in working order as of the Commencement Date; provided the extent of Sublandlord’s responsibility and liability under this warranty shall be only with respect to valid Claims (as hereinafter defined) and, as to such valid Claims, Sublandlord shall only be required to satisfy the same, at Sublandlord’s option, by either (x) diligently undertaking whatever commercially reasonable actions Sublandlord reasonably determines are necessary to put the Sublandlord TI in working order (subject to Prime Landlord’s rights under the Prime Lease) or (y) crediting the actual, out of pocket costs of doing the same against the obligations of Subtenant to pay Base Rent hereunder commencing in January 2020 (the “Limited Warranty”). To the extent any actual, out of pocket costs referred to in subpart (y) of the preceding sentence are incurred on or after January 1, 2020, such costs shall be credited against the obligations of Subtenant to pay

Base Rent hereunder commencing in the next month immediately following the date on which such costs are incurred.
(iii)    Any claims under such Limited Warranty must be asserted by Subtenant delivering written notice of such claim to Sublandlord no later than forty-five (45) days after the Consent Date specifying in reasonable detail the Sublandlord TI that it believes is not in working order (a “Claim”), after which date the Limited Warranty shall be null and void, Subtenant being deemed otherwise to have accepted the Subleased Premises, including the Sublandlord TI, in its “as is, where is” condition as of the Commencement Date.
(iv)    If Sublandlord reasonably determines that the cost of addressing any Claim so asserted would be in excess of ONE HUNDRED THOUSAND ($100,000) DOLLARS, Sublandlord may terminate this Sublease effective upon delivery of written notice of such termination to Subtenant, in which event Subtenant shall vacate and surrender the Subleased Premises in accordance with Section 21 hereof and neither party shall have any further obligation or liability hereunder (except as to such provisions of this Sublease which by their terms are expressly provided to survive a termination or expiration hereof).
(b)    During the period from the date hereof to the Commencement Date, Sublandlord shall perform in all material respects the obligations of the “Tenant” that accrue under the Prime Lease. Subject to the terms of this Section, Sublandlord is delivering possession of the Subleased Premises to Subtenant on the Commencement Date in the condition that exists as of the Effective Date, subject to reasonable wear, tear, natural deterioration, and casualty or condemnation and otherwise “AS IS”, and Sublandlord shall have no obligation to furnish, render or supply any work, labor, services, fixtures, equipment, decorations or other items to make the Subleased Premises ready or suitable for Subtenant’s occupancy (including pursuant to the Work Letter). Notwithstanding any provision herein or in the Prime Lease, Sublandlord has not made and does not make any representations or warranties as to the physical condition of the Subleased Premises, the absence or presence of any Hazardous Materials therein, or any other matter affecting or relating to the Subleased Premises. In making and executing this Sublease, Subtenant has relied solely on such investigations, examinations and inspections as Subtenant has chosen to make or has made. Subtenant acknowledges that Sublandlord has afforded Subtenant the opportunity for full and complete investigations, examinations and inspections and that it has reviewed the Prime Lease and is aware of the disclosures made by the Prime Landlord with respect to ACM and other Hazardous Materials.
(c)    Sublandlord shall have no obligation to provide any services to Subtenant or the Subleased Premises (other than any obligation of Sublandlord that is contained in this Sublease by incorporating the provisions of the Prime Lease, subject to the limitations set forth in Section 4 hereof).
13.    CONSENTS AND APPROVALS. In any instance when Sublandlord’s consent or approval is required under this Sublease, Sublandlord’s refusal to consent to or approve any matter or thing shall be deemed reasonable if, inter alia, such consent or approval has been sought, but not obtained, from the Prime Landlord under the Prime Lease. Sublandlord shall forward to Prime Landlord any request from Subtenant for consent or approval to any matter hereunder to which Sublandlord has not declined its consent or approval within five (5) days of Sublandlord’s receipt of such request (but reserving Sublandlord’s rights to thereafter decline to consent to or approve such request for the entire time period otherwise provided hereunder or under the Prime Lease via incorporation for such review, such that Sublandlord’s forwarding of the request within such five (5) day time frame does not mean Sublandlord has approved the request). Prior to Subtenant asserting any clams that Sublandlord has defaulted hereunder by failing or refusing to give any consent or approval hereunder within the time periods provided herein (if any) for doing so, Subtenant shall first give written notice of such claimed default to Sublandlord and Sublandlord shall then have the same periods hereunder as are provided under Section 19.8 of the Prime Lease with respect to an alleged default by the Prime Landlord thereunder; provided, however, if Sublandlord fails to cure such alleged default by consenting or approving such request within the time period so provided, Subtenant shall deliver a further written notice to Sublandlord re-asserting such alleged default, which written notice shall be headed in 14 point bold, capitalized type with the following statement: “WE WILL CONSTRUE YOUR FAILURE TO CONSENT AND/OR APPROVE THE REQUEST CONTAINED HEREIN WITHIN FIVE (5) BUSINESS DAYS OF THIS NOTICE AS A DEFAULT UNDER THE SUBLEASE.” Sublandlord shall then have an additional five (5) Business Day period in which to approve or consent to such request prior to Subtenant being permitted to bring any claims against Sublandlord on the basis of Sublandlord’s failure to approve or consent to such request, which claims shall, in any event, be fully subject to Section 19.8 of the Prime Lease.
14.    TERMINATION OF PRIME LEASE; SUBLANDLORD CURE RIGHT. If for any reason the term of the Prime Lease shall terminate prior to the expiration of this Sublease, this Sublease shall thereupon be terminated (except as to such provisions that this Sublease expressly provides shall survive a termination). Sublandlord shall not be liable to Subtenant by reason of such termination unless, and only to the extent, (x) such termination occurred solely due to (i) an uncured monetary or material non-monetary (which material non-monetary obligation was not assumed by Subtenant hereunder) default of the Sublandlord under the Prime Lease or (ii) a monetary or material non-monetary default of Sublandlord hereunder and (y) provided Subtenant was not then in monetary or material non-monetary default hereunder. Notwithstanding the foregoing, any claim that Sublandlord is in default hereunder or that the Prime Lease terminated as a result of such Sublandlord default shall be fully subject to Section 19.8 of the Prime Lease, as incorporated, such that, by way of example, Subtenant shall provide Sublandlord with written notice of such default and Sublandlord shall have the same cure periods hereunder as are provided under Section 19.8 of the Prime Lease with respect to a default by the Prime Landlord thereunder, to the extent Subtenant is not prevented from delivering a notice of default to Sublandlord due to the Prime Lease being terminated. Notwithstanding the foregoing, Sublandlord shall not terminate the Prime Lease without Subtenant’s prior written consent.

15.    ASSIGNMENT AND SUBLETTING.
(a)    Subtenant shall not assign, mortgage, or encumber this Sublease or any of its rights, interests or estates hereunder or in the Subleased Premises, sub-sublet the Subleased Premises or any part thereof, or suffer or permit the Subleased Premises, or any part thereof, to be used, occupied or operated by others for desk space, mailing privileges or any other purpose, or suffer or permit any of the other transactions or events described in this sentence by operation of law or otherwise or as provided under the Prime Lease (any of the foregoing, a “Transfer”), without the prior written approval of Prime Landlord and Sublandlord in each instance if and as required pursuant to (and otherwise in accordance with, including, without limitation, any required notice) the terms and conditions of the Prime Lease (with respect to Sublandlord, as incorporated herein by reference).
(b)    Subtenant shall not further assign or sublease this Sublease without the consent of Sublandlord, provided, however, Sublandlord shall grant or withhold consent on the same terms and conditions that the Prime Landlord may grant or withhold consent under the Prime Lease except that if Prime Landlord releases Subtenant in connection with granting Prime Landlord’s consent, then Sublandlord may withhold its consent in its sole discretion but in no event shall Sublandlord itself exercise any right to recapture. Further, Sublandlord’s refusal to consent to any Transfer shall be deemed reasonable if consent to such Transfer has been sought, but not obtained, from the Prime Landlord under the Prime Lease.
(c)    If this Sublease shall be assigned or if the Subleased Premises or any part thereof be further sublet or occupied by anybody other than Subtenant in accordance with the Prime Lease and the terms hereof; Sublandlord may, after default by Subtenant, collect rent from the assignee, subtenant or occupant, and, if Sublandlord does so, it shall apply the net amount collected to the Base Rent, Additional Rent and other charges herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of Subtenant’s covenants under this Section 15, or the acceptance by Sublandlord of the assignee, subtenant or occupant as tenant hereunder or a release of Subtenant from the further performance by Subtenant of any of the terms, covenants and conditions of this Sublease on the part of Subtenant to be performed hereunder.
(d)    In the event of any Transfer (whether or not consented to), Subtenant shall (x) pay all fees and costs, if any, that Sublandlord is required to pay to Prime Landlord under Section 14.1 and Section 14.5 of the Prime Lease in connection with such Transfer and (y) reimburse Sublandlord for all reasonable fees incurred by Sublandlord in connection with such Transfer (including, without limitation, reasonable attorneys’ fees, which attorneys’ fees shall not exceed $8,000 per request). In connection with any Transfer by Subtenant, Subtenant shall pay to Sublandlord, as Additional Rent, any Transfer Premium due under Section 14.3 of the Prime Lease as incorporated herein by reference; provided, however, to the extent Sublandlord is permitted under Section 14.3 of the Prime Lease to retain any portion of the Transfer Premium (rather than to pay it to the Prime Landlord), Sublandlord shall credit one-half of such retained portion to the Subtenant against the next installments of Base Rent and Additional Rent becoming due hereunder (such that, by way of example, if the Prime Landlord has accepted 50%

of the Transfer Premium, the Sublandlord shall be entitled to 25% of the Transfer Premium, and the Subtenant shall be entitled to a credit against Base Rent and Additional Rent becoming due hereunder equal to 25% of the Transfer Premium); it being understood and agreed, however, that Subtenant shall not have the right to deduct any expenses for attorneys’ fees incurred by Subtenant in connection with any Transfer (in accordance with the provisions of Section 14.3 of the Prime Lease).
(e)    With respect to any Permitted Transfer under Section 14.7 of the Prime Lease as incorporated, any proposed successor to Subtenant must have not only a tangible net worth computed in accordance with generally accepted accounting principles consistently applied (and excluding goodwill, organization costs and other intangible assets) (“Tangible Net Worth”) that is at least equal to the net worth of Subtenant immediately prior to the proposed assignment or sublease (as evidenced by the financial statements disclosed to Prime Landlord and Sublandlord in connection with the negotiation of this Sublease but the Security L/C (as defined below) must continue to secure the obligations of any such transferee hereunder.
16.    ALTERATIONS. Subtenant shall not make, cause, suffer or permit the making of any alterations, changes, replacements, improvements, installations or additions (“Alterations”) (including, without limitation, Initial Tenant’s Work and Alterations, as such terms are defined by incorporation by reference from the Prime Lease) in, to or about the Subleased Premises, without the prior written approval of Sublandlord and Prime Landlord in each instance if and as required in accordance with the applicable terms and conditions of the Prime Lease (with respect to Sublandlord’s consent, as incorporated herein by reference). Additionally any Alterations shall be subject to Article 13 of the Prime Lease and any other applicable terms and conditions of the Prime Lease, including, without limitation, obtaining the consent of Prime Landlord to the contractors performing the Alterations (it being agreed the list of approved contractors set forth on Exhibit I of the Prime Lease were approved as of the date of the Prime Lease (rather than this Sublease), any bonding requirement and giving prior notice, in each case whether or not consent to the Alterations is required. Subtenant shall (x) pay all fees and costs, if any, that Sublandlord is required to pay to Prime Landlord under the Prime Lease in connection with any Alterations and (y) reimburse Sublandlord for all reasonable fees incurred by Sublandlord in connection with such Alterations (including, without limitation, reasonable attorneys’ fees; provided, however Sublandlord’s attorneys’ fees shall not exceed $8,000 per request). If Master Landlord approves any Alterations then Sublandlord shall also approve such Alterations.
17.    BROKERAGE.
(a)    Subtenant and Sublandlord hereby represent and warrant that such party has not dealt with any broker, finder, salesperson or other person acting in a similar capacity in connection with the transaction contemplated hereby other than Comish & Carey Commercial d/b/a Newmark Cornish & Carey and CBRE, Inc. (collectively, the “Brokers”).
(b)    Sublandlord shall pay the Brokers a commission pursuant to separate agreements between Sublandlord and the Brokers.

(c)    Subtenant shall indemnify Landlord and Sublandlord, and defend and hold Landlord and Sublandlord harmless, from and against, any and all losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) to the extent deriving from any broker, finder, salesperson, or other person (other than the Brokers) making a claim for a commission or other compensation by reason of having dealt with Subtenant in connection herewith.
(d)    Sublandlord shall indemnify Landlord and Subtenant, and defend and hold Subtenant and Landlord harmless, from and against, any and all losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) to this extent deriving from any broker, finder, salesperson, or other person (other than the Brokers) making a claim for a commission or other compensation by reason of having dealt with Sublandlord in connection herewith.
(e)    While the Sublease is pending review by Prime Landlord and prior to delivery of the Consent, Sublandlord and its agents shall have the sole right to communicate with the Prime Landlord about the Sublease. The Brokers, as a condition to the effectiveness of this Sublease, shall further agree pursuant to a separate agreement with Sublandlord and Subtenant (the “Broker Agreement”) that: (1) Sublandlord will be provided notice at least one (1) business days prior to any meeting with Prime Landlord; (2) all verbal communications shall be conducted either telephonically or in person with a representative of Sublandlord present at all times; (3) Sublandlord shall be copied on all written communications (including, without limitation, texts, emails, chats, and letters or other correspondence), (4) to the extent any oral communication is attempted by Prime Landlord or its agents or representatives without Sublandlord being present with either Subtenant or the Brokers, such party shall inform Prime Landlord that ex parte communications are: not permitted and will either add a representative of Sublandlord to the call or other oral communication or, if that cannot be arranged, not continue the call or communication with Prime Landlord but instead reschedule the proposed communication to a mutually agreeable time when a representative of Sublandlord can have an opportunity to join; (5) Sublandlord shall be provided copies of any written communication received from Prime Landlord within one (1) day of their receipt; and (6) Sublandlord shall not be bound by any communications made by Subtenant or the Brokers to the Prime Landlord nor have any responsibility whatsoever if Prime Landlord refuses to consent to the Sublease as a result of communications made by Subtenant or the Brokers to the Prime Landlord in contravention of the above restrictions or without Sublandlord’s express written consent.
(f)    The parties’ respective obligations under this Section shall survive the termination or expiration of the Lease and this Agreement.
18.    WAIVER OF JURY TRIAL AND RIGHT TO COUNTERCLAIM. Subtenant and Sublandlord hereby waive all right to trial by jury in any summary or other action, proceeding, or counterclaim arising out of or in any way connected with this Sublease, the relationship of Sublandlord and Subtenant, the Subleased Premises (including the use and/or occupancy thereof) and any claim of injury or damages with respect thereto. Subtenant also hereby waives all right to assert or interpose a counterclaim (but not the right to raise or assert mandatory counterclaims) in any summary proceeding or other action or proceeding to recover or obtain possession of the Subleased Premises or for nonpayment of Base Rent or Additional Rent. The provisions of this Section 18 shall survive the expiration or earlier termination of this Sublease.
19.    HOLDOVER. If vacant and exclusive possession of the Subleased Premises is not surrendered (with all restoration, repair, removal, and remediation obligations set forth herein, including as incorporated herein by reference from the Prime Lease, satisfied) to Sublandlord on the expiration or earlier termination of this Sublease, Sublandlord shall be entitled to immediately reenter the Subleased Premises and dispossess Subtenant (and/or any person claiming by, through or under Subtenant). In the event of any such holding over, Subtenant shall pay as holdover rent or use and occupancy for each month (or portion thereof) of the holdover tenancy the amounts payable by Subtenant to Sublandlord pursuant to Section 16 of the Prime Lease as incorporated herein by reference. The acceptance of any such use and occupancy payment paid by Subtenant pursuant to this Section shall in no event preclude Sublandlord from commencing and prosecuting a holdover or summary eviction proceeding. In addition, Subtenant shall indemnify, defend and save harmless Sublandlord from and against any obligations of Sublandlord to Prime Landlord pursuant to Section 16 of the Prime Lease. Nothing contained in this Section shall (i) imply any right of Subtenant to remain in the Subleased Premises after the termination of this Sublease without the execution of a new lease, (ii) imply any obligation of Sublandlord to grant a new lease or (iii) be construed to limit any right or remedy that Sublandlord has against Subtenant as a holdover tenant or trespasser. The provisions of this Section 19 shall survive the expiration or earlier termination of this Sublease.
20.    SECURITY. Subtenant shall deliver on or before the Commencement Date, and thereafter maintain in effect for the entire term thereof (including any renewals), a Letter of Credit in an amount equal to six (6) months Base Rent of the amounts due during the first year of the Term of this Sublease (which amount shall be deemed to be the Letter of Credit Required Amount as defined in Section 11 of the Prime Lease) from a lender and in the form required under the Prime Lease (or otherwise as is reasonably acceptable to Sublandlord and Prime Landlord) (the “Security L/C”). If Subtenant fails to timely deliver the Security L/C on or before the Commencement Date, the Commencement Date shall be deemed not to have occurred. Provided that Subtenant is not in default under this Sublease beyond any applicable notice and cure period on the date of reduction, the amount of the Security L/C shall be reduced by $277,199.87 on the first day of each of the last four (4) years of the Sublease Term.
21.    SURRENDER. Subtenant shall, on or prior to the expiration or earlier termination of this Sublease (i) remove all of Subtenant’s movable fixtures and movable partitions, telephone and other equipment, computer systems, trade fixtures, furniture, furnishings, and other items of personal property which are removable without material damage to the Building and any Tenant Improvements, Alterations, and other items required to be removed in accordance with and subject to the Prime Lease (as incorporated herein by reference), including, without limitation under Sections 8 and 15 thereof or in the Work Letter (which is incorporated herein only as to such removal obligation) and (ii) surrender to Sublandlord the Subleased Premises, vacant, broom-clean and in good order and condition consistent with such Section 15 as incorporated herein by reference prior to the expiration or earlier termination of this Sublease. Subtenant agrees it is fully and solely responsible for all obligations and liabilities arising under the Prime Lease with respect to any removal or restoration obligations of the “Tenant” under the Prime Lease and for the repair or restoration of the Sublease Premises or any part thereof, including, without limitation, performance of Section 15 thereof and the removal of any Tenant Improvements or Alterations required thereunder whenever installed, whether before or after the Commencement Date and whether by Prime Landlord, Sublandlord, Subtenant, or any successor or assign to or of any of the foregoing (the “Removal Obligations and Liabilities”). Subtenant shall reimburse Sublandlord for, and indemnify, defend, and hold Sublandlord harmless from and against, any and all losses, damages, liabilities, claims, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) arising out of or in connection with the Removal Obligations and Liabilities. The provisions of this Section 21 shall survive the expiration or earlier termination of this Sublease.
22.    NO WAIVER. Sublandlord’s receipt and acceptance of Base Rent or Additional Rent, or Sublandlord’s acceptance of performance of any other obligation by Subtenant, with knowledge of Subtenant’s breach of any provision of this Sublease, shall not be deemed a waiver of such breach. No waiver by Sublandlord or Subtenant of any term, covenant or condition of this Sublease shall be deemed to have been made unless expressed in writing and signed by Sublandlord or Subtenant, as applicable.
23.    SUCCESSORS AND ASSIGNS. The provisions of this Sublease, except as herein otherwise specifically provided, shall extend to, bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns. In the event of any assignment or transfer by Sublandlord of the leasehold estate under the Prime Lease, the Sublandlord shall be entirely relieved and freed of all obligations that arise or accrue under this Sublease after the effective date of such assignment or transfer so long as such transferee assumes all of the obligations of Sublandlord hereunder and Sublandlord transfers the Security L/C to such transferee.
24.    LIABILITY OF SUBLANDLORD. Sublandlord’s employees, officers, directors and shareholders, disclosed or undisclosed, shall have no personal liability under this Sublease.
25.    INTERPRETATION. Irrespective of the place of execution or performance, this Sublease shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed within the State of California. The captions, headings and titles, if any, in this Sublease are solely for convenience of reference and shall not affect its interpretation. This Sublease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Sublease to be drafted. Each covenant, agreement, obligation or other provision of this Sublease binding upon Subtenant shall be deemed and construed as a separate and independent covenant of Subtenant, not dependent on any other provision of this Sublease unless otherwise expressly provided.

26.    NOTICES. All notices, requests, demands and other communications with respect to this Sublease shall be in writing, shall be delivered by hand (against signed receipt) or sent by registered or certified mail (return receipt requested), or nationally recognized overnight courier (with verification of delivery) to the following addresses:
If to Sublandlord:
Palantir Technologies, Inc.
100 Hamilton Avenue, Suite 300
Palo Alto, California 9430 I
Attn: David Glazer
and
Palantir Technologies, Inc.
100 Hamilton Avenue, Suite 300
Palo Alto, California 9430l
Attn: General Counsel
With an email copy to:
With a copy to:
Patterson Belknap Webb & Tyler LLP
1133 Avenue of the Americas
New York, New York 10036
Attn: Hope K. Plasha, Esq.
If to Subtenant:
Wealthfront Corporation
900 Middlefield Road
Redwood City, California 94063
Attn: CFO
With a copy to:
Wealthfront Corporation
900 Middlefield Road
Redwood City, California 94063
Attn: General Counsel
or to such other address or addresses as Sublandlord or Subtenant may designate from time to time. Any such notices, requests, demands and other communications shall be deemed to have been received on the third (3rd) business day after the mailing thereof if mailed in accordance with the terms hereof or upon hand delivery if delivered by hand or one business day following deposit with the overnight courier if delivered by overnight courier. Notice delivered by legal counsel to the parties on behalf of such counsel’s client in accordance with the terms of this Section 26 shall be deemed effective notice. Notwithstanding the foregoing, any rent bills may be delivered by hand or regular mail to Subtenant.
27.    CONSENT OF PRIME LANDLORD UNDER PRIME LEASE.
(a)    This Sublease shall convey no rights to Subtenant until the Prime Landlord shall have given its written consent hereto in accordance with the terms of the Prime Lease (the “Consent”). The Prime Landlord shall not be deemed to have consented if it conditions its consent on (a) any acts of Subtenant (such as execution of a consent agreement) and Subtenant does not fulfill such condition or (b) the imposition of new obligations on or the removal of rights from Sublandlord unless Sublandlord agrees thereto in its sole discretion or as expressly provided herein. If Prime Landlord refuses to consent to this Sublease or does not give its consent to this Sublease for any reason whatsoever in form reasonably acceptable to Subtenant and Sublandlord within thirty-five (35) days after the Effective Date, (i) Sublandlord shall not be obligated to take any action to obtain such consent and (ii) Sublandlord and Subtenant each may elect to terminate this Sublease by written notice to the other whereupon this Sublease shall be deemed null and void and of no effect (except for those provisions expressly stated herein to survive a termination, and, upon such termination, Sublandlord shall return any prepaid rent and security to Subtenant within 5 days of such termination). Sublandlord agrees to pay, at its sole cost, the legal fees and expenses incurred by the Sublandlord and the Prime Landlord, respectively, in connection with the Consent and any other documents or instruments required in connection therewith. The date upon which such consent is obtained, if obtained, shall be referred to herein as the “Consent Date.”
(b)    Subtenant acknowledges and agrees that the Prime Landlord has the right to recapture the Subleased Premises under Section 14.4 of the Lease and that this Sublease constitutes a “Triggering Sublease” for such purposes. In the event that the Prime Landlord exercises such right of recapture in a manner that results in a cancellation of the Prime Lease with respect to any portion of the Subleased Premises as provided in such Section 14.4, Subtenant may terminate this Sublease upon written notice to Sublandlord, and within 5 days following such termination, Sublandlord shall return any prepaid rent and security deposit to Subtenant. Except as set forth above, Subtenant hereby knowingly and voluntarily waives and relinquishes any and all rights and remedies arising out of the Prime Landlord’s exercise of its recapture right in connection with consent to this Sublease.
(c)    During the period from the Effective Date to the Commencement Date, subject to Article 30 of this Sublease, Sublandlord shall not (a) further amend or modify the Prime Lease without Subtenant’s reasonable consent other than to effectuate the terms and conditions hereof, (b) assign, hypothecate, pledge or otherwise encumber the interest of the tenant under the Prime Lease, or (c) sublease, license or grant occupancy rights for all or any portion of the Sublease Premises to any third party without Subtenant’s consent, which shall be in Subtenant’s sole discretion.

28.    FINANCIAL INFORMATION. Subtenant shall provide to Prime Landlord and Sublandlord prior to December 31 of any calendar year occurring during the Sublease Term a true, correct, and complete copy of its audited financial statements for its immediately prior fiscal year. In consideration of the foregoing, Subtenant shall not be required to comply with the terms of Section 26.4 of the Prime Lease as incorporated herein relating to the Accountant Letter, the CFO Letter, and the other financial information referenced in the second paragraph thereof. Sublandlord agrees and confirms that any financial information provided by Subtenant pursuant to this paragraph shall be treated confidentially as provided in the Nondisclosure Agreement between the parties attached hereto as Exhibit B. Subtenant’s obligations under this Section 28 shall be subject to the same notice and cure periods that would apply under Section 26.4 of the Prime Lease.
29.    AMENDMENT OF PRIME LEASE. Sublandlord shall not amend or modify the Prime Lease without Subtenant’s prior written consent.
30.    CONFIDENTIALITY. The parties have concurrently herewith entered into a Nondisclosure Agreement, a copy of which is attached as Exhibit B hereto and the terms of which are incorporated herein by this reference, provided that such information may be disclosed as is required to obtain the Consent. Nether Subtenant nor Sublandlord shall make any public announcement or speak to the press regarding this Sublease without the prior written consent of the other and each shall direct their respective Brokers not to do so either.
31.    REPRESENTATIONS.
(a)    Sublandlord makes the following representations and warranties to Subtenant as of the Effective Date (and, as a condition to the occurrence of the Commencement Date, same shall be true and correct in all respects as of the Commencement Date):
(i)    a true, correct and complete copy of the Prime Lease is attached hereto as Exhibit C and made a part hereof and the Prime Lease is the only agreement between Sublandlord and Landlord with respect to the leasing of the Subleased Premises. There are no amendments or modifications of the Prime Lease or any other agreements between the Prime Landlord and Sublandlord with respect to the Subleased Premises other than as set forth on Exhibit C.
(ii)    that the Prime Lease remains in full force and effect and has not been further amended or modified, except as otherwise set forth herein.
(iii)    that Sublandlord has neither given nor received a notice of default under the Prime Lease which has not been cured.
(iv)    that Sublandlord has not heretofore (i) assigned, hypothecated, pledged or otherwise encumbered the interest of the tenant under the Prime Lease or (ii) subleased, licensed or granted occupancy rights for all or any portion of the Subleased Premises to any third-party.

(v)    that (a) it has full power and authority to enter into this Sublease and perform and carry out the terms and conditions hereof on its part to be performed, (b) no consent of approval of any third-party (other than Prime Landlord) is required in connection with the execution and delivery of this Sublease and the performance if its obligations hereunder, and (c) it is duly and legally organized in its State of formation and will be authorized to transact business in the State of California.
(b)    Subtenant hereby represents and warrants to Sublandlord as of the Effective Date (and, as a condition to the occurrence of the Commencement Date, same shall be true and correct in all respects as of the Commencement Date) that (i) it has full power and authority to enter into this Sublease and to perform and carry out the terms and conditions hereof on its part to be performed, (ii) no consent of approval of any third-party (other than Prime Landlord) is required in connection with the execution and delivery of this Sublease and the performance of its obligations hereunder, and (iii) it is duly and legally organized in its State of formation and will be authorized to transact business in the State of California at or prior to the Effective Date and the Commencement Date.
32.    RIGHT OF FIRST OFFER. Subtenant shall have a Right of First Offer on Sublandlord’s space at 300 Hamilton Avenue, which totals 19,356 RSF pursuant to the terms of that certain letter agreement between the parties dated of even date herewith.
33.    PARKING AND PARKING CHARGES. Sublandlord hereby grants Subtenant all Sublandlord’s parking rights under the Master Lease. Beginning as of the Rent Commencement Date, together with and in addition to Additional Rent, Subtenant shall pay Sublandlord the Parking Charges in accordance with table attached hereto as Exhibit D.
34.    GOOD FAITH NOTICE. So long as Subtenant is not in default hereunder beyond the expiration of any applicable notice and cure periods, Sublandlord shall endeavor in good faith to give Subtenant notice of any blocks of contiguous space in excess of 10,000 RSF located in the downtown Palo Alto, CA submarket which Sublandlord markets for subleasing to third-parties.
35.    CALIFORNIA SPECIFIC PROVISIONS.
(a)    This Sublease shall be interpreted to achieve the intents and purposes of the parties, without any presumption against the party responsible for drafting any part of this Sublease (including the interpretive rule of California Civil Code Section 1654).
(b)    The parties intend this Section 34(b) to be a conclusive recital of fact pursuant to Section 622 of the California Evidence Code. This Sublease supersedes any prior agreement between the parties, oral or written, with respect to the Subleased Premises and contains the entire agreement among the parties on the subject matter hereof. This Sublease is intended to be a final expression of the agreement of the parties and is an integrated agreement within the meaning of Section 1856 of the California Code of Civil Procedure (the Parol Evidence Rule). There are no contemporaneous separate written or oral agreements among the parties in any way related to the subject matter of this Sublease. No subsequent agreement, representation or promise made by any party, or by or to any employee, officer, agent or representative of any party, with respect to the subject matter hereof shall be of any effect unless it is in writing and executed by all of the parties to be bound thereby.
36.    COUNTERPARTS. This Sublease may be executed in counterparts or by PDF or facsimile, it being understood that such counterparts, taken together, shall constitute one and the same agreement and be binding and enforceable as such.
[INTENTIONALLY BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Sublease as of the day and year first above written.

PALANTIR TECHNOLOGIES INC.

By:	/s/ Matt Long
Name: Matt Long
Title: Legal Counsel

WEALTHFRONT CORPORATION

By:	/s/ Ashley Johnson
Name: Ashley Johnson
Title: Chief Financial Officer and Chief Operating Officer

Exhibit A
Wire Instructions

Exhibit B
Non-Disclosure Agreement
[SEE ATTACHED]

MUTUAL NON-DISCLOSURE AGREEMENT
This Non-Disclosure Agreement (the “Agreement”) is entered into by and among (i) Palantir Technologies Inc., a Delaware corporation (the “Company”) and (ii) the party set forth on the signature page to this Agreement under the heading “Signatory” (the “Signatory”) as of the effective date set forth on the signature page to this Agreement (the “Effective Date”), to protect the confidentiality of certain information disclosed solely for use in evaluating or pursuing a sublandlord/subtenant relationship (the “Permitted Use”).
Each undersigned party (the “Receiving Party”) understands that the other party (the “Disclosing Party”) has disclosed or may disclose information relating to the Disclosing Party’s business, which to the extent previously, presently or subsequently disclosed to the Receiving Party is hereinafter referred to as “Proprietary Information” of the Disclosing Party. Proprietary Information disclosed by the Disclosing Party may include, without limitation: (a) patents and patent applications; (b) trade secrets; (c) proprietary and confidential information, such as software programs, sketches, drawings, algorithms, know-how, formulas, processes, ideas, techniques, inventions (whether patentable or not), schematics, models, apparatuses, equipment, works of authorship, and other technical, business, financial, investor, legal, customer and product development plans, forecasts, relationships, strategies and information, information from or pertaining to the Disclosing Party’s customers; (d) financial statements and other financial information; (e) real estate related operations, procedures and documents and (f) all other information that the Receiving Party knew, or reasonably should have known, was the Proprietary Information of the Disclosing Party.
In consideration of the parties’ discussions and any access of the Receiving Party to Proprietary Information of the Disclosing Party, the Parties hereby agree as follows:
1.The Receiving Party agrees: (a) to hold the Disclosing Party’s Proprietary Information in confidence at all times and notwithstanding any termination or expiration of this agreement, except as provided in Section 10 herein; (b) not to divulge any such Proprietary Information or any information derived therefrom to any third person; (c) to take reasonable precautions to protect such Proprietary Information (including, without limitation, all precautions the Receiving Party employs with respect to its own confidential materials); (d) not to make any use whatsoever at any time of such Proprietary Information other than the Permitted Use; (e) not to copy or reverse engineer any such Proprietary Information; (f) not to export or reexport (within the meaning of any applicable U.S. or other export control laws or regulations (the “Export Laws”)) any such Proprietary Information or product thereof in violation of any Export Laws; and (g) to limit access to the Proprietary Information to only those officers, directors, employees, consultants or agents having a need to know and who have signed confidentiality agreements containing, or are otherwise bound by, confidentiality obligations at least as restrictive as those in this Agreement (the “Authorized Representatives”). The Receiving Party shall be responsible and liable for any improper use of the Proprietary Information or any breach of this Agreement by any Authorized Representative.
2.Without granting any right or license, the Disclosing Party agrees that the foregoing shall not apply with respect to any information that the Receiving Party can document: (a) is or becomes (through no improper action or inaction by the Receiving Party or any affiliate, agent, consultant or employee of the Receiving Party) generally available to the public; (b) was in the Receiving Party’s possession or known by it without restriction prior to receipt from the Disclosing Party; (c) was rightfully disclosed to the Receiving Party by a third party without restriction; or (d) was independently developed without use of any Proprietary Information of the Disclosing Party by employees of the Receiving Party who have had no access to any such Proprietary Information.
3.The Receiving Party may, without violating the obligations of the Agreement, disclose Proprietary Information to the extent required by a valid order by a court or other governmental body having jurisdiction, provided that the Receiving Party: (a) provides the Disclosing Party with reasonable prior written notice of such disclosure; and (b) uses diligent reasonable efforts to limit disclosure and to obtain, or to assist the Disclosing Party in obtaining, confidential treatment or a protective order preventing or limiting the disclosure, while allowing the Disclosing Party to participate in the proceeding.
4.The Receiving Party will immediately notify the Disclosing Party in the event of any loss or unauthorized disclosure of any Proprietary Information.
5.Upon written request by the Disclosing Party at any time, the Receiving Party will promptly turn over to the Disclosing Party all Proprietary Information of the Disclosing Party and all documents or media containing any such Proprietary Information and any and all copies or extracts thereof. Notwithstanding the foregoing, Receiving Party may retain a copy of Disclosing Party’s Proprietary Information to the extent required for compliance with applicable law or regulation and shall not be obligated to return or destroy any Proprietary Information maintained in its disaster recovery and/or business continuity databases where doing so would be commercially impracticable, provided in all cases that the confidentiality and use restrictions of this Agreement shall continue to apply with regard to all such information for so long as it is retained.
6.The Receiving Party understands that nothing herein: (a) requires the disclosure of any Proprietary Information of the Disclosing Party; (b) requires the Disclosing Party to proceed with any transaction or relationship; or (c) shall result in any obligation on the part of either party to enter into any further agreement with the other. Nothing in this Agreement creates or shall be deemed to create any employment, joint venture, or agency between the parties.
7.Any reproduction of any Proprietary Information will remain the property of the Disclosing Party and will contain any and all confidential or proprietary notices or legends that appear on the original, unless otherwise authorized in writing by the Disclosing Party.
8.THE DISCLOSING PARTY IS PROVIDING PROPRIETARY INFORMATION ON AN “AS IS” BASIS FOR USE BY THE RECEIVING PARTY AT ITS OWN RISK. THE DISCLOSING PARTY DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY.
9.Neither party shall use the other party as a reference for new business, or issue or release any announcement, statement, press release or other publicity or marketing materials relating to this Agreement or otherwise use the other party’s trademarks, service marks, trade names, logos, domain names or other indicia of source, affiliation or sponsorship, in each case, without obtaining the prior express written consent of the other party.
10.This Agreement will terminate three (3) years after the Effective Date (the “Term”). Furthermore, this Agreement may be terminated by either party at any time upon thirty (30) days’ written notice to the other party. The Receiving Party’s obligations to protect Proprietary Information received during the Term shall continue for five (5) years after termination or expiration of this Agreement. The Receiving Party’s obligations under this Agreement will be binding upon its heirs, successors, and permitted assigns. Notwithstanding anything to the contrary herein, the Receiving Party’s obligations with respect to all Proprietary Information which is a trade secret of the Disclosing Party will survive any termination or expiration of this Agreement for so long as such information remains a trade secret.
11.No waiver or modification of this Agreement will be binding upon a party unless made in writing and signed by a duly authorized representative of such party and no failure or delay in enforcing any right will be deemed a waiver.
12.The Receiving Party acknowledges and agrees that due to the unique nature of the Disclosing Party’s Proprietary Information, there can be no adequate remedy at law for any breach of its obligations hereunder, which breach may result in irreparable harm to the Disclosing Party, and therefore, that upon any such breach or any threat thereof, the Disclosing Party shall be entitled to appropriate equitable relief, without the requirement of posting a bond, in addition to whatever remedies it might have at law.
13.In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such provisions shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect. All notices or reports permitted or required under this Agreement shall be in writing and shall be delivered by personal delivery, electronic mail, facsimile transmission or by certified or registered mail, return receipt requested, and will be deemed given upon personal delivery, five (5) days after deposit in the mail, or upon acknowledgment of receipt of electronic transmission. Notices will be sent to the addresses set forth at the end of this Agreement or such other address as either party may specify in writing. This Agreement shall be governed by the laws of California without regard to the conflicts of law provisions thereof. The prevailing party in any action to enforce this Agreement shall be entitled to costs and attorneys’ fees.
This Agreement supersedes all prior discussions and writings and constitutes the entire agreement between the parties with respect to the subject matter hereof.
In Witness Whereof, the parties have caused this Agreement to be executed as of the Effective Date set forth below.
EFFECTIVE DATE OF AGREEMENT:
September 7, 2018
“COMPANY”
PALANTIR TECHNOLOGIES INC.,
a Delaware corporation

By:	/s/ Matt Long
Printed Name: Matt Long
Title: Legal Counsel
“SIGNATORY”
WEALTHFRONT CORPORATION,
a Delaware corporation

By:	/s/ Ashley Johnson
Printed Name: Ashley Johnson
Title: Chief Financial Officer and Chief Operating Officer
Signatory’s Address for Notices:

900 Middlefield Rd, 2nd Fl,
Redwood City, CA 94063
Email/Fax:

Exhibit C
Prime Lease and Amendments
(SEE ATTACHED)

Exhibit D
Parking Charges Schedule

Portion of Term	Monthly Parking Charges	Annual Parking Charges
Commencement Date -12/31/19	$3,555.13	$42,661.59
1/1/20-12/31/20	$3,697.34	$44,368.06
1/1/21-12/31/21	$3,845.23	$46,142.78
1/1/22-12/31/22	$3,999.04	$47,988.49
1/1/23-12/31/23	$4,159.00	$49,908.03
1/1/24-12/31/24	$4,325.36	$51,904.35
1/1/25-12/31/25	$4,498.38	$53,980.52
1/1/26-12/31/26	$4,678.31	$56,139.74
1/1/27-12/31/27	$4,865.44	$58,385.33
1/1/28-6/29/28	$5,060.06	$60,720.75

Palantir Technologies Inc.
100 Hamilton Avenue, Suite 300
Palo Alto, CA 94301
October 12, 2018
Wealthfront Corporation
900 Middlefield Road
Redwood City, CA 94063
Re:     300 Hamilton Avenue, Palo Alto, California
Ladies and Gentlemen:
Reference is made to (i) that certain Office Lease Agreement (the “300 Hamilton Lease”), dated as of February 24, 2015, between 300 Hamilton Associates, as landlord (the “Prime Landlord”), and Palantir Technologies Inc. (“Palantir”), as tenant, for (x) the basement and Suite 200 (the “Basement/Suite 200 Space”) and (y) Suite 300 (the “Suite 300 Space”) in the building known as 300 Hamilton Avenue, Palo Alto, California, and (ii) that certain Sublease (the “Sublease”), dated as of even date herewith, between Palantir, as sublandlord, and Wealthfront Corporation (“Subtenant”), as subtenant, for the premises located at 261-267 Hamilton Avenue, Palo Alto, California.
This is to confirm our mutual agreement for valuable consideration, the receipt of which is hereby acknowledged, that if (i) at any time during the term of the Sublease the Basement/Suite 200 Space or the Suite 300 Space (as applicable, the “Expansion Space”), shall become available for subleasing by Palantir (or Palantir determines that it shall become available for subleasing by Palantir) and (ii) Palantir shall intend in good faith to offer the entire Expansion Space in question on the open market to any third-party, Palantir shall deliver notice thereof to Subtenant (an “Availability Notice”), which Availability Notice shall set forth the estimated date (an “Estimated Delivery Date”) on which Palantir anticipates that possession of the entire Expansion Space shall be delivered to Subtenant (the date on which possession of the entire Expansion Space is actually delivered by Palantir to Subtenant shall be referred to herein as the “Delivery Date”). Upon the delivery of such Availability Notice, Subtenant then shall have the option (an “Expansion Option”) to sublease the Expansion Space pursuant to a separate sublease to be entered into by Palantir and Subtenant, which sublease shall be on substantially the same form as the Sublease but with such modifications as Palantir or Subtenant reasonably determine are necessary or advisable to reflect the underlying 300 Hamilton Lease (the “Expansion Sublease”), for the balance of the term of the 300 Hamilton Lease upon and subject to the terms and conditions set forth below.
Notwithstanding the foregoing, Subtenant acknowledges and agrees that it toured but decided not to sublease the Basement/Suite 200 Space at the expiration of the existing sublease therefor prior to the execution of this letter and that, in consideration thereof, Subtenant hereby waives and shall have no right to receive an Availability Notice (as described above) or to exercise any Expansion Option (as defined below) with respect to the Basement/Suite 200 Space until after the expiration or sooner termination of the next sublease (i.e., the sublease subsequent to the existing sublease for the Basement/Suite 200 Space with the existing subtenant) that Sublandlord enters into with a new subtenant for the Basement/Suite 200 Space.
The Expansion Option must be exercised by Subtenant by notice (an “Expansion Notice”) to Palantir within ten (10) business days after Subtenant’s receipt of the Availability Notice, time being of the essence, or Subtenant shall be deemed to have waived the Expansion Option with respect to the Expansion Space. It shall be a condition precedent to Subtenant’s right to receive an Availability Notice, to exercise any Expansion Option, to enter into any Expansion Sublease, and to accept and take possession of the Expansion Space that Subtenant not be in default under the Sublease beyond the expiration of any applicable notice and cure periods on the date that such Availability Notice otherwise would be given, on the Delivery Date, and on the date Subtenant exercises any Expansion Option or enters into any Expansion Sublease.
If Subtenant shall so timely deliver an Expansion Notice to Palantir, then on or before the Delivery Date, (i) the parties shall enter into the Expansion Sublease for the Expansion Space taking into account this and the next succeeding paragraphs and (ii) the base rent payable by Subtenant on account of the Expansion Space shall be the Fair Market Rental for the Expansion Space. The term “Fair Market Rental” means the rental and all other monetary payments, including any escalations and adjustments thereto (including without limitation Consumer Price Indexing) that Palantir could obtain from a third party desiring to sublease the Expansion Space, based upon the uses permitted under the 300 Hamilton Lease for the Expansion Space, as determined by the rents then being obtained for new subleases of space comparable in age, build-out and quality to the Expansion Space in the locality of the Expansion Space.
In addition to the base rent, the following terms and conditions shall apply to the Expansion Space: (i) except as otherwise expressly provided herein, the Expansion Space shall be delivered in its “as is” but broom-clean condition with all personal property removed on the Delivery Date and Palantir shall have no obligation to perform any work in or to the Expansion Space to prepare the same for Subtenant’s occupancy or to provide Subtenant a work allowance, contribution, free rent or other concession with respect thereto; (ii) Subtenant shall use and occupy the Expansion Space solely for the uses permitted under the 300 Hamilton Lease; (iii) Subtenant shall be responsible for the payment of all additional rent and other costs and charges with respect to the Expansion Space payable by the tenant thereunder as are set forth in the 300 Hamilton Lease with respect to the term of the Expansion Sublease, and (iv) (x) any Expansion Sublease shall be subject to receipt of the prior written consent of the Prime Landlord in accordance with the terms of the Prime Lease and such other changes and requirements as the Prime Landlord may require to grant such consent, (y) other than requesting such consent of Prime Landlord, Palantir shall have no other obligations or liabilities with respect to the granting or withholding of the consent of the Prime Landlord to the Expansion Sublease, and (z) notwithstanding any provision herein or in the Sublease to the contrary, to the extent that the Prime Landlord requires the payment of any fees, charges, or other consideration with respect to the request for consent to the Expansion Sublease or the consummation thereof, Subtenant shall be solely responsible for the same and shall make such payments directly to the Prime Landlord upon demand.
2

Palantir and Subtenant hereby agree that (a) the rights granted to Subtenant under this letter agreement with respect to the Expansion Space are subject and subordinate to (i) the Prime Lease and any items or matters to which the Prime Lease is subordinated and (ii) notwithstanding the 3rd paragraph hereof, the renewal or extension of the occupancy of any subtenant(s) of all or any portion of the Expansion Space or the entry into a new sublease or an amendment with any such subtenant(s) of all or any portion of the Expansion Space, whether pursuant to a right set forth in such subtenant’s sublease or otherwise, (b) Palantir may, prior to its delivery to Subtenant of an Availability Notice with respect to the Expansion Space, modify, amend or expand in any manner at any time without prior notice to (or the consent of) Subtenant any rights held by any subtenant(s) of all or any portion of the Expansion Space with respect thereto (or provide to such subtenant(s) of all or any portion of the Expansion Space new or additional rights with respect thereto), all of which rights shall be superior in all respects to the rights of Subtenant under this letter agreement with respect thereto, and (c) throughout any period during which Subtenant shall be in default under the Sublease beyond any applicable notice and cure period, Palantir shall have the right in its sole and absolute discretion, without prior notice to (or the consent of) Subtenant, to sublease all or any portion of the Expansion Space to, or to grant options or rights with respect to all or any portion of the Expansion Space which may apply at any time in the future to, any other party on terms acceptable to Palantir in its sole and absolute discretion without being obligated during such period to offer such space to Subtenant pursuant to this letter agreement (which options and rights shall be superior in all respects to the rights of Subtenant under this letter agreement with respect thereto).
Any termination, cancellation or surrender of the Sublease in its entirety shall terminate any rights of Subtenant pursuant to this letter agreement. Time shall be of the essence with respect to Subtenant’s obligations under this letter agreement.
Kindly indicate your agreement to the foregoing by signing below in the space provided. This Letter Agreement may be executed in one or more counterparts by the parties hereto, and: (i) each such counterpart shall be considered an original, and all of which together shall constitute a single agreement; (ii) the exchange of executed copies of this Letter Agreement by facsimile or so-called “portable document format” (“PDF”) transmission shall constitute effective execution and delivery of this Letter Agreement as to the parties for all purposes; and (iii) signatures of the parties transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Very truly yours,

PALANTIR TECHNOLOGIES INC.

By:	/s/ Matt Long
Name: Matt Long
Title: Legal Counsel
3

ACCEPTED AND AGREED TO:
WEALTHFRONT CORPORATION

By:	/s/ Ashley Johnson
Name: Ashley Johnson
Title: Chief Financial Officer and Chief Operating Officer
4